UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

MILE MARKER INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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INTRODUCTION
VOTE REQUIRED FOR APPROVAL
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
ADDITIONAL INFORMATION

MILE MARKER INTERNATIONAL, INC.

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

INTRODUCTION

This Information Statement is being mailed on or about June 10, 2003, to all holders of record on May 22, 2003, of the $.001 par value common stock (the “Common Stock”) of Mile Marker International, Inc., a Florida corporation (the “Company”), in connection with the vote of the Board of Directors of the Company and the approval by written consent of the holders of a majority of the Common Stock to effect a reverse 1-for-25 stock split (the “Reverse Split”) followed immediately by a forward 25-for-1 stock split (the “Forward Split”) of the Common Stock. As permitted under Florida state law, registered stockholders whose shares of stock are converted into less than one (1) share in the Reverse Split will receive cash payments equal to the fair value of those fractional interests. We refer to the Reverse and Forward Splits, together with the related cash payments to our stockholders with small holdings, as the “Reverse/Forward Split.” We also refer to our record stockholders whose shares of the Company’s Common Stock are registered in their names as “Registered Stockholders.”

As of May 22, 2003, there were 917 Registered Stockholders of our Common Stock and 10,218,680 shares of our Common Stock were issued, and 10,168,680 shares were outstanding. Of the shares of Common Stock issued and outstanding, the holders of 5,327,184 shares voted in favor of the Reverse/Forward Split. Since the Board of Directors of the Company and the holders of a majority of the Company’s issued and outstanding shares of Common Stock have voted in favor of the Reverse/Forward Split, all corporate actions necessary to authorize the Reverse/Forward Split have been taken.

The Reverse/Forward Split will be effective on or about June 30, 2003 (the “Effective Date”). Because the Transaction has already been approved by holders of a majority of the Company’s outstanding shares of Common Stock, you are not required to take any action. This Information Statement provides to you notice that the Reverse/Forward Split has been approved. You will receive no further notice of the approval nor of the Effective Date of the Reverse/Forward Split other than pursuant to reports which the Company will be required to file with the Securities and Exchange Commission in the future.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THE AMENDMENT OF THE COMPANY’S ARTICLES
OF INCORPORATION TO EFFECT A REVERSE SPLIT FOLLOWED BY
A FORWARD STOCK SPLIT OF THE COMPANY’S COMMON STOCK

Our Board of Directors and stockholders holding a majority of the issued and outstanding shares of the Company’s Common Stock have approved a 1-for-25 Reverse Split of the Company’s Common Stock immediately followed by a 25-for-1 Forward Split of the Company’s Common Stock. We believe that it is in the best interest of the Company and its stockholders to effect the Reverse/Forward Split because the Reverse/Forward Split will reduce the number of registered stockholders with small accounts and result in significant cost savings for the Company. Further, for many stockholders holding less than twenty-five (25) shares of Common Stock, the costs of sale of their shares on the open market are prohibitively expensive. The Transaction will cash out stockholders with small record accounts without transaction costs, such as brokerage fees.

The Company has of record 654 holders having less than twenty-five (25) shares of the Company’s Common Stock, which number constitutes 71.3% of the Company’s shareholders of record. Of the remaining 10,213,862 shares, the Company believes that approximately 2,788,427 shares are held in street name through a nominee, such as a bank or broker. Although the Company intends that the Reverse/Forward Split will affect stockholders holding the Company’s stock in street name, nominees may have different procedures with respect to the Reverse/Forward Split. Accordingly, stockholders holding Common Stock in street name should contact their nominees to determine whether they will be affected by the Reverse/Forward Split.

Structure of the Reverse/Forward Split

The Reverse/Forward Split includes both a reverse stock split and a forward stock split of the Common Stock. The Reverse Split is expected to occur at 6:00 P.M. on the Effective Date and the Forward Split is expected to occur at 6:01 P.M. on the Effective Date. Upon consummation of the Reverse Split, each registered shareholder on the Effective Date will receive one (1) share of Common Stock for each twenty-five (25) shares of Common Stock held in his or her account at that time. If a registered shareholder holds twenty-five (25) or more shares of Common Stock in his or her account, any fractional share in such account will not be cashed out after the Reverse Split and the total number of shares held by such holder will not change as a result of the Reverse/Forward Split. Any registered shareholder who holds fewer than twenty-five (25) shares of Common Stock in his or her account at the time of the Reverse Split (also referred to as a “Cashed-Out Shareholder”) will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under the caption “Determination of Cash-Out Price.” Immediately following the Reverse Split, all shareholders who are not Cashed-

Out Shareholders will receive one (1) share of Common Stock for each twenty-five (25) shares of Common Stock which they held prior to the Reverse Split.

We intend for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as “Cashed-Out Shareholders.” However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

Background and Purpose of the Reverse/Forward Split

The Company has a shareholder base of approximately One Thousand (1,000) shareholders. As of May 22, 2003, approximately 654 Registered Stockholders owned fewer than twenty-five (25) shares. At that time, these stockholders represented approximately 71.3% of the total number of Registered Stockholders, but these accounts represented approximately only .05% of the total number of outstanding shares of Common Stock. The Company has received information with respect to the holdings of shareholders who hold Common Stock in street name through a nominee, such as a bank or broker. The Company has been advised that there are held in nominee accounts 532 shares of Common Stock for the benefit of sixty-two (62) persons each holding less than twenty-five (25) shares of Common Stock.

The Company expects to benefit from significant cost savings as a result of the Reverse/Forward Split. The cost of administering each registered shareholders account is the same regardless of the number of shares held in that account. Therefore, the Company’s costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In 2003, we expect that each Registered Stockholder will cost the Company approximately $15.47 for transfer agent and other administrative fees, as well as printing and postage costs to mail proxy materials and the annual report. In addition, in 2003 we expect that each shareholder holding shares in street name through a nominee will cost the Company approximately $16.75 for administrative fees, as well as printing and postage costs to mail proxy materials and the annual report. We expect that these costs will only increase over time.

Moreover, the Reverse/Forward Split will provide shareholders with fewer than twenty-five (25) shares of Common Stock with a cost-effective way to cash out their investments, because the Company will pay all transaction costs in connection with the Reverse/Forward Split. Otherwise, shareholders with small holdings would likely incur brokerage fees which would be disproportionately high relative to the market value of their shares if they wanted to sell their shares. The Reverse/Forward Split will eliminate these problems for most shareholders with small holdings.

In light of these disproportionate costs, the Board of Directors believes that it is in the best interest of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with such small accounts. We expect that we will reduce the total cost of administering registered shareholder accounts by at least $10,000 per year when we complete the Reverse/Forward Split.

Effect of the Reverse/Forward Split on the Company’s Shareholders

•	Registered Stockholders with fewer than twenty-five (25) shares of Common Stock:

When we complete the Reverse/Forward Split and if you are a Cashed-Out Shareholder (that is, a shareholder holding fewer than twenty-five (25) shares of Common Stock immediately prior to the Reverse Split):

•	You will not receive fractional shares of stock as a result of the Reverse Split in respect of your shares being cashed out.

•	Instead of receiving fractional shares, you will receive a cash payment in respect of your affected shares. See “Determination of Cash-Out Price,” below.

•	After the Reverse Split, you will have no further interest in the Company with respect to your cashed-out shares, which will then be void. These shares will no longer entitle you to the right to vote as a shareholder or share in the Company’s assets, earnings, or profits or in any dividends paid after the Reverse Split, nor to any other rights as a shareholder. In other words, you will no longer hold your cashed-out shares and you will only have the right to receive cash for these shares. In addition, you will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for the cashed-out shares.

•	As soon as practicable after the time we effect the Reverse/Forward Split, you will receive a payment for the cashed-out shares you held immediately prior to the Reverse Split in accordance with the procedures described below.

•	If you Hold Certificated Shares:

•	If you are a Cashed-Out Shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from the Company as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company’s transfer agent, Jersey Transfer & Trust Company, Inc., and will contain the cash payment for your shares. Please do not send your certificates until you receive your letter of transmittal. All shares of Common Stock held by Cashed-Out Shareholders will be void after the Effective Date whether or not the Company receives the Cashed-Out Shareholder’s stock certificate. For further information, see “Stock Certificates,” below.

•	All amounts owed to you will be subject to federal income tax and state abandoned property laws.

•	You will not receive any interest on cash payments owed to you as a result of the Reverse/Forward Split.

•	Registered Stockholders with twenty-five (25) or more shares of Common Stock:

If you are a registered shareholder with twenty-five (25) or more shares of Common Stock as of 6:00 P.M. on the Effective Date, we will first reclassify your shares into one-twenty-fifth (1/25) of the number of shares you held immediately prior to the Reverse Split. One minute after the Reverse Split, at 6:01 P.M., we will reclassify your shares in the Forward Split into twenty-five (25) times the number of shares you held after the Reverse Split, which will result in the same number of shares you held before the Reverse Split. As a result, the Reverse/Forward Split will not affect the number of shares that you hold if you hold at least twenty-five (25) shares of Common Stock immediately prior to the Reverse Split. To illustrate, if we were to effect the 1-for-25 Reverse/25-for-1 Forward Split and you held 25 shares of Common Stock in your account immediately prior to the Reverse Split, your shares would be converted into 1 share in the Reverse Split and then back to 25 shares in the Forward Split.

•	Street Name Holders of Common Stock:

The Company intends for the Reverse/Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse/Forward Split for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees.

Determination of Cash-Out Price:

In order to avoid the expense and inconvenience of issuing fractional shares to shareholders who hold less than one share of Common Stock after the Reverse Split, under Florida state law the Company may pay cash for their fair value. The cash payment for fractional shares is determined by the Company’s Board of Directors. Under Florida law, the good faith judgment of the Board of Directors as to the fair value is conclusive. The Board has determined that the cash-out payment for fractional shares will be an amount per share equal to the average sale price of the Company’s shares of Common Stock on the NASD/OTC Electronic Bulletin Board for the ninety (90) calendar days ending on (and including) the Effective Date, without interest.

Effect of the Reverse/Forward Split on the Company

The Reverse/Forward Split will not affect the public registration of the Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Reverse/Forward Split will affect the continued listing of the Common Stock on the NASD/OTC Electronic Bulletin Board.

The number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. Upon payment in cash for the fractional shares of the Cashed-Out Shareholders, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by the Cashed-Out Shareholders immediately prior to the Reverse Split.

Though the Company knows the approximate total number of shares that will be cashed out, the total cash to be paid by the Company is unknown at this time. We do not know what the average sale price per share of the Common Stock on the OTC Bulletin Board will be for the period of ninety (90) days ending on the Effective Date. However, by way of example, if the 1-for-25 Reverse/25-for-1 Forward Split had been completed as of May 22, 2003, when the average sale price per share for the ninety (90) days ending on May 22, 2003, was $0.81, then the total cash payments that would have been issued to all Cashed-Out Shareholders, including both registered and street name holders, would have been approximately $4,333. The actual amounts will depend on the number of Cashed-Out Shareholders on the Effective Date, which may vary from the number of such shareholders on May 22, 2003.

The par value of the Common Stock will remain at $.001 per share after the Reverse/Forward Split.

Stock Certificates

The Reverse/Forward Split will not affect any certificates representing shares of Common Stock held by registered shareholders owning twenty-five (25) or more shares of Common Stock immediately prior to the Reverse Split. Existing certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

All Cashed-Out Shareholders will cease to be shareholders of the Company on the Effective Date. All Cashed-Out Shareholders will receive a letter of transmittal and payment for their cashed-out shares from the Company as soon as practicable after the Reverse/Forward Split is completed. Shareholders should deliver their stock certificate(s) to the Company’s transfer agent.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to the Company and its shareholders resulting from the Reverse/Forward Split. This summary is based on United States federal income tax law existing as of the date of this Information Statement, and such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse/Forward Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse/Forward Split.

•	Federal Income Tax Consequences to Shareholders who are not Cashed Out by the Reverse/Forward Split:

If you (1) continue to hold Common Stock immediately after the Reverse/Forward Split, and (2) receive no cash as a result of the Reverse/Forward Split, you will not recognize any gain or loss in the Reverse/Forward Split and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Reverse/Forward Split.

•	Federal Income Tax Consequences to Cashed-Out Shareholders:

If you receive cash as a result of the Reverse/Forward Split, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Reverse/Forward Split.

If you (1) receive cash in exchange for a fractional share as a result of the Reverse/Forward Split, (2) do not continue to hold any Common Stock immediately after the Reverse/Forward Split, and (3) are not related to any person or entity which holds Common Stock immediately after the Reverse/Forward Split, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Common Stock immediately after the Reverse/Forward Split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend,” or (2) is a “substantially disproportionate redemption of stock,” as described below.

•	“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in the Company resulting from the Reverse/Forward Split is considered a “meaningful education” given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

•	“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse/Forward Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Reverse/Forward Split is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Reverse/Forward Split.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

•	Shareholders who both Receive Cash and Continue to Hold Common Stock Immediately After the Reverse/Forward Split

If you both receive cash as a result of the Reverse/Forward Split and continue to hold Common Stock immediately after the Reverse/Forward Split, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of the aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Reverse/Forward Split. In determining whether you continue to hold Common Stock immediately after the Reverse/Forward Split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Reverse/Forward Split will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Reverse/Forward Split, increased by any gain recognized in the Reverse/Forward Split, and decreased by the amount of cash received in the Reverse/Forward Split.

Any gain recognized in the Reverse/Forward Split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is “not essentially equivalent to a dividend” with respect to you, or (2) is a “substantially disproportionate redemption of stock” with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading “Shareholders who Exchange all of their Common Stock for Cash as a Result of the Reverse/Forward Split.”) In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Reverse/Forward Split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of the Company’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Reverse/Forward Split, in light of your specific circumstances.

Appraisal Rights

Shareholders do not have appraisal rights under Florida state law or under the Company’s Articles of Incorporation or By-laws in connection with the Reverse/Forward Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The table below sets forth information with respect to the beneficial ownership of the Company’s common stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other shareholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of May 22, 2003, the Company had issued 10,218,680 and had outstanding 10,168,680 shares of common stock.

Name and Address	Number of Shares	Percentage of
of Common Stock	of Common Stock	Common Stock
Beneficial Owner	Beneficially Owned	Ownership

Richard E. Aho(1)(2)(3)	4,504,880	44.08%
1450 S.W. 13th Court
Pompano Beach, FL 33069
Leslie J. Aho(1)(3)(4)	1,712,255	16.76%
1450 S.W. 13th Court
Pompano Beach, FL 33069
Brown Brothers Harriman & Co	1,070,000	10.47%
63 Wall Street
New York, NY 10005
Ilona Ivanoff	609,100	5.96%
725 Kalama River Road
Kalama, WA 98625
George R. Shelley(1)	566,000	5.54%
1412 S.W. 12th Court
Pompano Beach, FL 33069
National Financial Services	547,386	5.36%
200 Liberty Street
New York, NY 10281

Name and Address	Number of Shares	Percentage of
of Common Stock	of Common Stock	Common Stock
Beneficial Owner	Beneficially Owned	Ownership

Drew V. Aho(1)(2)(5)(6)	190,000	1.86%
1450 S.W. 13th Court
Pompano Beach, FL 33069
Alvin A. Hirsch(2)	66,304	.65%
1450 S.W. 13th Court
Pompano Beach, FL 33069
All Executive Officers and Directors as	5,327,184	52.13%
a group
(5 persons)

(1)	Director

(2)	Officer

(3)	Includes 1,712,255 shares owned by Leslie Aho, of which Richard Aho is the beneficial owner by virtue of a September 14, 2001 Shareholders Agreement.

(4)	Leslie J. Aho is the former wife of Richard E. Aho

(5)	Drew V. Aho is the son of Richard E. Aho

(6)	Includes 50,000 shares held in trust for Mr. Aho’s daughter but excludes 50,000 shares held by Mr. Aho’s wife, in which he disclaims any beneficial ownership.

VOTE REQUIRED FOR APPROVAL

Section 607.0704 of the Florida Business Corporation Act requires that any action required to be taken at a special meeting of the stockholders of a Florida corporation may be taken by written consent in lieu of a meeting if the consent is signed by stockholders holding at least a majority of the voting power of each class of stock unless a different proportion of voting power is required for such an action at a meeting. Section 607.1003 requires the approval of the Company’s Board of Directors and holders of a majority of the outstanding Common Stock to amend the Company’s Articles of Incorporation with respect to the Reverse Split and the Forward Split. The Company’s Board of Directors and stockholders holding a majority of the Stock have approved the Amendments.

The securities that would have been entitled to vote if a meeting was required to be held to amend the Company’s Articles of Incorporation consist of shares of the Company’s Common Stock issued and outstanding on May 22, 2003, which is also the date for determining stockholders who would have been entitled to notice of and to vote on the proposed Amendments to the Company’s Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, or associate of any director, or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to the Company’s Articles of Incorporation.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission’s EDGAR archives at www.sec.gov. Upon written request of any stockholder to the Company’s Secretary, Alvin A. Hirsch, 2121 Blount Road, Pompano Beach, Florida 33069 a copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, will be provided without charge.

APPENDIX A-1
REVERSE SPLIT

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
MILE MARKER INTERNATIONAL, INC.

(Document Number P00000017193)

     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST:     Article 5, Capital Stock, is amended in its entirety to read as follows:

“ARTICLE 5
CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share, which shares of Common Stock, as a class, shall have unlimited voting rights and are entitled to receive the net assets of this Corporation upon dissolution. At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one (1) share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into one twenty-fifth (1/25) of a fully-paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, provided that no fractional shares shall be issued in respect of any shares of Common Stock held by any holder in any one account which account has fewer than twenty-five (25) shares of Common Stock immediately prior to the Effective Time, and that, instead of issuing such fractional shares, the Corporation shall pay in cash an amount per share equal to the average sale price per share of the Common Stock on the Over-The-Counter Bulletin Board, averaged over a period of ninety (90) consecutive calendar days ending on (and including) the Effective Date, without interest.”

     SECOND:     The amendment was approved by the shareholders on May 22, 2003. The number of votes cast for the amendment was sufficient for approval.

     THIRD:     The foregoing amendment will become effective on June      , 2003, at 6:00 P.M.

     Signed this       day of              , 2003.

Richard E. Aho, President

APPENDIX A-2
FORWARD SPLIT

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
MILE MARKER INTERNATIONAL, INC.

(Document Number P00000017193)

     Pursuant to the provisions of Section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

     FIRST:     Article 5, Capital Stock, is amended in its entirety to read as follows:

“ARTICLE 5
CAPITAL STOCK

     The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share, which shares of Common Stock, as a class, shall have unlimited voting rights and are entitled to receive the net assets of this Corporation upon dissolution. At the same time as the Articles of Amendment in which this text is contained become effective (the “Effective Time”), each one (1) share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into twenty-five (25) fully-paid and non-assessable share of Common Stock, without increasing or decreasing the par value thereof, and each fraction of a share of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be and hereby is automatically reclassified and changed (without any further act) into a number of fully-paid and non-assessable shares of Common Stock equal to the product of twenty-five (25) and such fraction, which product shall be rounded up to the nearest whole share.”

     SECOND:     The amendment was approved by the shareholders on May 22, 2003. The number of votes cast for the amendment was sufficient for approval.

     THIRD:     The foregoing amendment will become effective on June      , 2003, at 6:01 P.M.

     Signed this     day of              , 2003.

Richard E. Aho, President